CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated September 24, 2025, with respect to the financial statements of Allspring Disciplined U.S. Core Fund, Allspring Growth Fund, Allspring Large Cap Core Fund, Allspring Large Cap Growth Fund, Allspring Premier Large Company Growth Fund, and Allspring Special Large Cap Value Fund, six of the funds comprising Allspring Funds Trust, as of July 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 21, 2025